Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2013
(millions, except per share amounts)

Operating Revenue	$13,035

Operating Expenses	9,762

Income from operations	3,273

Other income	271

Interest and related charges	845

Income before income tax expense including noncontrolling interests	$2,699

Income tax expense	943

Net income including noncontrolling interests	1,756

Loss from discontinued operations (including income tax benefit of $682)	(1,123)

Noncontrolling interests	26

Net income attributable to Dominion	$607

Amounts attributable to Dominion:

Income from continuing operations	$1,730

Loss from discontinued operations	(1,123)

Net income attributable to Dominion	$607

Earnings Per Common Share – Basic and Diluted
Income from continuing operations	$3.04
Loss from discontinued operations	(1.94)
Noncontrolling interests	(0.05)

Net income attributable to Dominion	$1.05

Exhibit 99

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2013
(millions)
Operating Revenue	$7,180

Operating Expenses	5,092

Income from operations	2,088

Other income	104

Interest and related charges	359

Income before income tax expense	1,833

Income tax expense	673

Net Income	1,160

Preferred dividends	17

Balance available for common stock	$1,143